Exhibit 99.1

47000 Liberty Dr. Wixom, MI 48393
XLFleet.com 1-833-XL-FLEET

October 26, 2022

Dear Don:

Thank you for your efforts in connection with the acquisition of Spruce Power (“Spruce”) by XL Fleet (the “Company”). We expect our integration process following the acquisition to be completed on or before September 9, 2023 (the “Integration Period”) and your efforts will be important to the completion of this process so that we may successfully consolidate the operations of the combined companies and position the Company for future growth. However, we acknowledge that it is possible that your employment status with the Company might be terminated by the end of the Integration Period. While, as a member of management, you would be eligible to receive the benefits set forth in the Executive Severance Policy (the “Severance Policy”) upon a Qualifying Termination (as defined in the Severance Policy), our board of directors has authorized us to provide you with certain enhanced severance benefits if you experience a Qualifying Termination during the period set forth in Section 1 below. We describe these enhanced severance benefits, and our expectations for the integration services you will provide during the Integration Period, in this letter agreement (the “Agreement”). All capitalized terms herein shall have the meanings set forth in the Severance Policy which has previously been provided to you and is attached hereto, except as otherwise defined herein.

1. Enhanced Severance under the Severance Policy. It is anticipated that your employment will continue with the Company. However, if your employment is terminated by the Company other than for Cause (and not by virtue of your death or disability) or you voluntarily resign for Good Reason (i.e., if you experience a Qualifying Termination) in either case, on or before the end of the Integration Period , you will be treated as having experienced a COC Qualifying Termination rather than a Qualifying Termination. As a result, you will be eligible to receive the benefits set forth in Section 3 of the Severance Policy instead of (and not in addition to) the benefits set forth in Section 2 of the Severance Policy; provided, however, that if such termination of employment occurs on or prior to December 31, 2022, the bonus component of such severance benefits (as described in Section 3(b) of the Severance Policy) will not be pro-rated for 2022 (but rather will be paid at a 100% level); and if such termination of employment occurs on or between January 1 and September 9, 2023, the bonus component of such severance benefits will be pro-rated based on the number of days in 2023 during which you were employed the Company. The benefits you would be eligible to receive under this Section 1 are briefly outlined in the attached Exhibit A, however any such severance benefits you are eligible to receive, will, of course, be subject to the terms and conditions of the Severance Policy, including, without limitation, your execution and nonrevocation of a Release within the period required by the Severance Policy.

2. Continued Employment for Eligibility. You understand and agree that if you voluntarily resign your employment for any reason from and after the date hereof (other than a termination of your employment for Good Reason on or after the Retention Date), or are terminated for Cause or by reason of your death or disability, that you shall not be entitled to the enhanced benefits described herein.

3. Successors. This Agreement shall be binding upon and inure to the benefit of both you and the Company and your and its respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that your obligations are personal and may not be assigned by you.

47000 Liberty Dr. Wixom, MI 48393
XLFleet.com 1-833-XL-FLEET

4. Employment At Will. Nothing in this Agreement confers upon you any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of you to terminate your service at any time and for any reason or no reason, with or without Cause, and such rights are hereby expressly reserved.

5. Affirmation of Review. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney and, if you have not done so, that you have voluntarily declined to seek such counsel. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

7. Miscellaneous. This Agreement may be amended or modified only by a written instrument executed by both the Company and you. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. Nothing herein may be construed as establishing a trust or as requiring the Company to set aside funds to meet its obligations hereunder. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

47000 Liberty Dr. Wixom, MI 48393
XLFleet.com 1-833-XL-FLEET

Acknowledged and Agreed:

XL Fleet Corp.

/s/ Eric Tech	10/27/2022
Eric Tech, CEO	Date

/s/ Donald Klein	10/27/2022
Donald Klein	Date

47000 Liberty Dr. Wixom, MI 48393
XLFleet.com 1-833-XL-FLEET

Exhibit A

Enhanced Severance Payments pursuant to the

Severance Policy

Note that the numbers provided in this Exhibit A are based on your base salary, target bonus, and health care coverage premiums all as in effect as of the date of this Agreement. The enhanced severance benefits you actually receive will be determined in accordance with this Agreement and the Severance Policy at the time of any qualifying termination of employment. In addition, the amount of the bonus component of your severance payments will, as described in Section 2 of this Agreement, depend upon when any qualifying termination of your employment occurs.*

- 18 months base salary; full bonus*; full equity vesting

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